Exhibit 4.1
EXECUTION VERSION

ASSUMPTION AND AMENDMENT AGREEMENT
This ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of April 28, 2016, among Plum Creek Timberlands, L.P., a Delaware limited partnership (“Initial Borrower”), Weyerhaeuser Company, a Washington corporation (“Successor Borrower”), and MeadWestvaco Timber Note Holding Company II, LLC, as the initial Holder of the Installment Note referred to below (“Holder”, and together with Initial Borrower and Successor Borrower, the “Parties”) and is acknowledged and agreed to by the Administrative Agent, each Lender and each Voting Participant under the Financing Agreement, as defined below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Installment Note (as defined below).
RECITALS
WHEREAS, Initial Borrower and MWV Community Development and Land Management, LLC, a Delaware limited liability company (“CDLM LLC”), entered into that certain Amended and Restated Installment Note, dated as of December 16, 2013 (as amended, restated, supplemented, waived and modified from time to time, including pursuant to this Agreement, the “Installment Note”);
WHEREAS, CDLM LLC sold and contributed to Holder, and Holder acquired from CDLM LLC, all of CDLM’s rights, title and interest in, to and under the Installment Note pursuant to that certain Sale and Contribution Agreement, dated as of December 20, 2013 between CDLM LLC and Holder;
WHEREAS, Initial Borrower was a subsidiary of Plum Creek Timber Company, Inc., a Delaware corporation (“Parent”);
WHEREAS, Parent merged with and into Successor Borrower on February 19, 2016 (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of November 6, 2015, with Successor Borrower as the surviving corporation in the Merger;
WHEREAS, Initial Borrower has agreed to assign to Successor Borrower all of its rights, interests, duties, obligations and liabilities in, to and under the Installment Note;
WHEREAS, Successor Borrower desires to accept the assignment of (and, in the case of duties, obligations and liabilities, assume) all of Initial Borrower’s rights, interests, duties, obligations and liabilities in, to and under the Installment Note (the “Assignment and Assumption”);
WHEREAS, Initial Borrower has requested that Holder release Initial Borrower from all of its obligations under the Installment Note;
WHEREAS, Holder is also a party to that certain Secured Financing Agreement, dated as of December 20, 2013 (the “Financing Agreement”), by and among Holder, as borrower, Northwest Farm Credit Services, PCA, as Administrative Agent (“Administrative Agent”), and the lenders from time to time party thereto (“Lenders”), pursuant to which the Installment Note has been pledged as collateral, and Holder is seeking to obtain the written approval of each of the Lenders, each of the Voting Participants (“Voting Participants”, as defined in the Financing Agreement) and the Administrative Agent prior to entering into and agreeing to the Assignment and Assumption with respect to, and any related amendment or modification of, the Installment Note;
WHEREAS, in accordance with Sections 7.15 and 10.01 of the Financing Agreement, each of the Lenders, each of the Voting Participants and the Administrative Agent is willing to acknowledge and agree to (a) the Assignment and Assumption, and (b) the amendments and modifications set forth herein, subject to the terms and conditions as more fully set forth below; and
WHEREAS, Holder is willing to agree to (a) the Assignment and Assumption, and (b) such amendments and modifications, subject to the terms and conditions as more fully set forth below.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Assignment and Assumption with respect to Installment Note.

(a)    Effective as of the date hereof, Initial Borrower hereby absolutely assigns, transfers and conveys to Successor Borrower all of its rights, interests, duties, obligations and liabilities in, to and under the Installment Note.
(b)    Effective as of the date hereof, Successor Borrower hereby absolutely accepts the assignment set forth in Section 1(a) of this Agreement and assumes all of the duties, obligations and liabilities of Initial Borrower in, to and under the Installment Note to the same extent as if Successor Borrower had executed the Installment Note. Without limiting the generality of the foregoing terms of this Section 1(b), Successor Borrower hereby (i) acknowledges, agrees and confirms that (A) by its execution of this Agreement, Successor Borrower shall be deemed to be a party to the Installment Note and the “Borrower” for all purposes of the Installment Note, and (B) Successor Borrower shall have all of the obligations of the Borrower thereunder as if it had executed the Installment Note, (ii) certifies that the representations and warranties of the Borrower contained in Section 6 of, and Article 1 of Appendix A to, the Installment Note (including those representations and warranties incorporated by reference therein from the 2013 Weyerhaeuser Term Loan Agreement), are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (iii) agrees to be bound by the affirmative and negative covenants set forth in Sections 7 and 8 of, and Articles 2 and 3 of Appendix A to, the Installment Note (including those affirmative and negative covenants incorporated by reference therein from the 2013 Weyerhaeuser Term Loan Agreement) and (iv) promises to pay to Holder all obligations outstanding at, or incurred on or after, the date hereof, as provided in the Installment Note.
(c)    Holder hereby confirms that, effective upon satisfaction of the conditions precedent set forth in Section 4 of this Agreement, Initial Borrower is released and forever discharged from any duties, obligations and liabilities as the Borrower under the Installment Note. The release contained herein is intended to be final and binding upon the Parties, the Administrative Agent, the Lenders and their respective heirs, successors and assigns. Each Party agrees to cooperate in good faith and to execute such further documents as may be necessary to effect the provisions of this Agreement.

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2.Amendment and Ratification of Installment Note. Effective upon satisfaction of the conditions precedent set forth in Section 4 of this Agreement, the Installment Note, including the Appendices and Schedules thereto, is hereby amended and restated in its entirety as set forth in Annex A attached hereto. As so amended, the Installment Note is hereby ratified and shall continue in full force and effect. The Parties agree that, from and after the effective date of this Agreement, each reference to the “Installment Note” in the Installment Note or in the Financing Agreement or the other Loan Documents (as defined in the Financing Agreement) shall be deemed to be a reference to the Installment Note, as amended and modified by this Agreement.

3.Representations of Parties. Each Party represents and warrants that: (i) such Party is a limited partnership, corporation or limited liability company, as applicable, duly formed and validly existing under the laws of jurisdiction of formation, and is in good standing under the laws of its jurisdiction of formation; (ii) the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary limited partnership, corporation or limited liability company, as applicable, action, and do not contravene the terms of the organizational documents of such Party, conflict with or result in any breach or contravention of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Party is a party, or any applicable law; (iii) this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms; and (iv) no approval, consent, exemption, authorization, or other action by, or notice, or filing with any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Party of this Agreement.

Each of Initial Borrower and Successor Borrower hereby further represents and warrants that (x) the representations and warranties contained in Article 1 of Appendix A to the Installment Note are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and (y) no Default or Event of Default exists under the Installment Note on and as of the date hereof and after giving effect to this Agreement.
Holder hereby further represents and warrants, for the benefit of the Lenders and the Administrative Agent, that (x) the representations and warranties contained in Article V of the Financing Agreement are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in subsection (a) of Section 5.12 of the Financing Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01 of the Financing Agreement, and (y) no Default exists under the Financing Agreement on and as of the date hereof and after giving effect to this Agreement.
4.Effectiveness of Agreement. This Agreement shall become effective as of the date hereof (the “Effective Date”) upon:

(a)    This Agreement. Receipt by each of the Parties of copies of this Agreement duly executed by the Parties and acknowledged and agreed to by each of the Lenders, each of the Voting Participants and the Administrative Agent.
(b)    Articles, etc. Holder and the Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of Successor Borrower, certified as of a recent date by the Secretary of State of its State of incorporation, and a certificate as to the good standing of Successor Borrower, as of a recent date, from such Secretary of State; (ii) a

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certificate from Successor Borrower of its Secretary or Assistant Secretary dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of Successor Borrower as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of general resolutions duly adopted by the Board of Directors of Successor Borrower authorizing the execution, delivery and performance by Successor Borrower of any and all documents and agreements to be entered into with respect to the assumption of the Installment Note and the obligations assumed thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of Successor Borrower have not been amended since the date of the last amendment thereto shown on the certificates of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document or agreement delivered in connection therewith on behalf of Successor Borrower; (iii) a certification of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as Holder, Administrative Agent or Moore & Van Allen, PLLC, special counsel for the Administrative Agent, may reasonably request.
(c)    Legal Opinion. Holder and the Administrative Agent shall have received a favorable written opinion of counsel to Successor Borrower (which may be in-house counsel), dated the Effective Date and addressed to Holder, the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to Holder and the Administrative Agent.
(d)    Officers’ Certificates. Holder and the Administrative Agent shall have received a certificate from each of Initial Borrower and Successor Borrower, dated the Effective Date and signed by a Financial Officer of the sole member of the general partner of the Initial Borrower and of the Successor Borrower, respectively, confirming that the representations and warranties of Initial Borrower and Successor Borrower, respectively, set forth herein are true and correct in all material respects on and as of the Effective Date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
(e)    Claim Agreement. Holder and the Administrative Agent shall have received a copy of the Claim Agreement (as defined in the Installment Note) duly executed by Weyerhaeuser NR Company and acknowledged and agreed to by Successor Borrower and Holder.
(f)    Legal Matters. All legal matters (including any documentation) related to this Agreement shall be satisfactory to Holder, to the Administrative Agent and to Moore & Van Allen, PLLC, special counsel for the Administrative Agent.
(g)    No Default. At the time of and immediately after the Effective Date, no Event of Default or Default shall have occurred and be continuing.
(h)    Representations. The respective representations and warranties of Initial Borrower and Successor Borrower set forth in Section 3 of this Agreement shall be true and correct in all material respects on and as the Effective Date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).
5.Expenses. Successor Borrower agrees to pay all reasonable costs and expenses of Holder and the Administrative Agent in connection with the preparation, execution and delivery of this Agreement,

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including without limitation the reasonable fees and expenses of counsel to Holder and the Administrative Agent.

6.Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or electronic transmission of a “PDF” copy shall be effective as an original and shall constitute a representation that an original shall be delivered promptly upon request.

7.Entire Agreement. This Agreement and the exhibits hereto represent the entire agreement between the parties hereto (including, for purposes of this Section 7, the Parties, the Required Lenders and the Administrative Agent) with respect to the subject matter hereof and supersede all prior agreements, oral or written, between such parties with respect thereto. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any party hereto, except on the basis of a written instrument executed by or on behalf of such party.

8.Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the transactions contemplated hereby.

9.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
INITIAL BORROWER:
PLUM CREEK TIMBERLANDS, L.P.,
a Delaware limited partnership

By:    PLUM CREEK TIMBER I, L.L.C.
a Delaware limited liability company
Its:    General Partner

By:    WEYERHAEUSER COMPANY,
a Washington corporation
Its:    Sole Member

By:    __/s/ Laura B. Smith______________
Name:    Laura B. Smith
Title:    Vice President and Treasurer

SUCCESSOR BORROWER:

WEYERHAEUSER COMPANY,
a Washington corporation

By:    __/s/ Laura B. Smith______________
Name:    Laura B. Smith
Title:    Vice President and Treasurer

HOLDER:
MEADWESTVACO TIMBER NOTE HOLDING COMPANY II, LLC

By:    ___/s/ John Stakel__________________
Name:    John Stakel
Title: Senior Vice President and Treasurer

[Consent follows]

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

CONSENT
BY
ADMINISTRATIVE AGENT, EACH LENDER AND EACH VOTING PARTICIPANT
FOR VALUE RECEIVED, BY THEIR EXECUTION BELOW, each of the following parties, each a party to the Financing Agreement referenced in the recitals to the foregoing Assumption and Amendment Agreement, hereby acknowledge, and consent and agree to, the terms of the foregoing Assumption and Amendment Agreement, on and subject to the terms and conditions as more fully set forth therein, and, therefore, hereby approve and consent to Holder’s execution thereof, all as of the date first written above.
ADMINISTRATIVE AGENT,
LENDERS and Voting

participants:	NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent and as a Lender
By: ___/s/ Jeremy A. Roewe_____________________
Name: Jeremy A. Roewe
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

AMERICAN AGCREDIT, PCA
as a Lender
By: ___/s/ Janice T. Thede_____________
Name: Janice T. Thede
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

COBANK, FCB
as a Voting Participant
By: ___/s/ Michael Tousignant________________
Name: Michael Tousignant
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

AgChoice Farm Credit, FLCA,
as a Voting Participant
By: __/s/ Joshua L. Larock______________
Name: Joshua L. Larock
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

FARM CREDIT WEST, FLCA
as a Voting Participant
By: __/s/ Rob Stornetta______________
Name: Rob Stornetta
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

___AgriBank, FCB_____________,
as a Voting Participant
By: __/s/ Thomas D. Schaaf______________
Name: Thomas D. Schaaf
Title: Lending Officer

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

AgCountry Farm Credit Services, PCA
as a Voting Participant
By: __/s/ James F. Baltezore____________
Name: James F. Baltezore
Title: VP Agribusiness and Capital Markets

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

AgStar Financial Services, FLCA
as a Voting Participant
By: __/s/ Bob Atwood ______________
Name: Bob Atwood
Title: Mgr. Agency Desk
and Team Leader

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

Badgerland Financial, FLCA,
as a Voting Participant
By: __/s/ Kenneth H. Rue ______________
Name: Kenneth H. Rue
Title: Vice President- Capital Markets

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

CAPITAL FARM CREDIT, FLCA
as a Voting Participant
By: __/s/ Joseph R. Slagle______________
Name: Joseph R. Slagle
Title: Senior Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

FARM CREDIT BANK OF TEXAS,
as a Voting Participant
By: __/s/ Chris M. Levine______________
Name: Chris M. Levine
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

Farm Credit Mid-America, FLCA
as a Voting Participant
By: __/s/ Ralph M. Bowman______________
Name: Ralph M. Bowman
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

United FCS, FLCA d/b/a FCS Commercial Finance Group,
as a Voting Participant
By: __/s/ Lisa Caswell__________________
Name: Lisa Caswell
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

1st Farm Credit Services, FLCA,
as a Voting Participant
By: __/s/ Lee Fuchs_____________________
Name: Lee Fuchs
Title: Vice President, Capital Markets Group

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

MIDATLANTIC FARM CREDIT, ACA, AS AGENT/NOMINEE FOR MIDATLANTIC FARM CREDIT, FLCA,
as a Voting Participant
By: __/s/ William J. Rutter_____________
Name: William J. Rutter
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

Frontier Farm Credit, ACA,
as a Voting Participant
By: __/s/ Ben Fogle_____________________
Name: Ben Fogle
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

Farm Credit Services of America, FLCA,
as a Voting Participant
By: __/s/ Ben Fogle_____________________
Name: Ben Fogle
Title: Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

AgFirst Farm Credit Bank______,
as a Voting Participant
By: __/s/ Chris Reynolds________________
Name: Chris Reynolds
Title: AVP

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

FARM CREDIT EAST, ACA,
as a Voting Participant
By: __/s/ Benjamin Thompson_____________
Name: Benjamin Thompson
Title: Assistant Vice President

[Assignment and Amendment Agreement re
Plum Creek Timberlands, L.P. Installment Note and
MeadWestvaco Timber Note Holding Company II, LLC Secured Financing Agreement
April 2016]

Annex A
See attached.

Annex A to Assumption
and Amendment Agreement

AMENDED AND RESTATED
INSTALLMENT NOTE

$860,000,000.00	December 16, 2013
(amended as of April 28, 2016)

FOR VALUE RECEIVED, WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”) and the parent company of the Initial Borrower referred to below, hereby executes this amended and restated installment note (“Installment Note”) and promises to pay to the order of MeadWestvaco Timber Note Holding Company II, LLC, a Delaware limited liability company (and the assignee of MWV Community Development and Land Management, LLC, a Delaware limited liability company (the “Initial Holder”)) or its permitted assignees (“Holder”), the principal sum of Eight Hundred and Sixty Million and no/100ths Dollars ($860,000,000) (“Principal Sum”) together with interest at the rate set forth in Section 1 below. This Installment Note will be unsecured and unsubordinated indebtedness of the Borrower and will rank equally with all of the Borrower’s other unsecured and unsubordinated indebtedness from time to time outstanding. Capitalized terms (and, in the case of “subsidiary,” lower-cased terms) shall have the meanings ascribed to such terms in Article 4 of Appendix A to this Installment Note, which is attached hereto and made a part hereof (“Appendix A”); for the avoidance of doubt, the term “Installment Note” shall refer collectively to this installment note and Appendix A.

This Installment Note amends and restates and replaces and supersedes in its entirety the Installment Note, dated December 6, 2013, made by Plum Creek Timberlands, L.P. (the “Initial Borrower”) to the order of the Initial Holder (the “Original Installment Note”).

1.Interest.

(a)Subject to Section 19 below and the remainder of this Section 1, the unpaid Principal Sum shall bear interest from December 6, 2013 until paid in full at a fixed rate per annum equal to 5.207% (the “Interest Rate”)

(b)Interest at the rate or rates provided herein shall be payable on each Payment Date (defined below). All interest payable under the terms of this Installment Note shall be calculated on the basis of twelve (12) 30-day months in a 360-day year.

(c)If any amount of the Principal Sum is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the interest rate then in effect plus two percent (2%) (the “Default Rate”) to the fullest extent permitted by applicable Laws. Upon the request of Holder, if any amount (other than the Principal Sum) payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Upon the request of Holder, while any other Event of Default exists, the Borrower shall pay interest on the obligations owing under this Installment Note (including the Principal Sum) at the

Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

2.Payments and Maturity.

(a)Interest on the unpaid Principal Sum shall be due and payable semi-annually, on the first day of each May and November (each a “Payment Date”), commencing on May 1, 2014, and continuing on each Payment Date thereafter through and until the Maturity Date.

(b)The entire unpaid Principal Sum, together with all accrued and unpaid interest, shall mature and be due and payable in full on December 6, 2023 (“Original Maturity Date” and as extended with respect to all or a portion of the Principal Sum in accordance with the remainder of this paragraph, the “Maturity Date”). Notwithstanding the Original Maturity Date, if (i) at least 180 days prior to the Original Maturity Date, Holder provides written notice to the Borrower of Holder's request to extend the Original Maturity Date with respect to all or a portion not less than $200,000,000 of the Principal Sum (an “Extension Request”), and (ii) Borrower consents in writing to such Extension Request, such consent to be given or withheld, subject to the second succeeding sentence, in Borrower’s sole discretion, then, with respect to the Principal Sum or, if applicable, the portion of the Principal Sum specified in the Extension Request or an amount otherwise consented to by Borrower, the Original Maturity Date shall automatically be extended to the date so requested by Holder or, if earlier, at Borrower’s election, the expected Maturity Date of any Refinancing Indebtedness (as defined below). For all purposes hereunder, such date shall thereafter be the “Maturity Date” with respect to the Principal Sum or applicable portion thereof, as the case may be, provided that any portion of the Principal Sum as to which the Original Maturity Date has not been extended as provided in the immediately preceding sentence shall remain due and payable on the Original Maturity Date. The Borrower agrees that it shall consent to an Extension Request if (i) at the time of the Extension Request the Borrower intends to refinance all or a portion not less than $200,000,000 of this Installment Note on or prior to the Original Maturity Date with the proceeds of new indebtedness for borrowed money (including, without limitation, indebtedness evidenced by bonds, notes or similar Instruments or advanced under a bank credit facility) that has a term greater than or equal to 5 years from its issuance (“Refinancing Indebtedness”) (it being understood that the requirement that the Borrower consent to such Extension Request shall only apply to an amount of the Principal Sum equal to the amount of the contemplated Refinancing Indebtedness) and (ii) Holder consents that the terms of this Installment Note, other than interest rate which shall be determined as set forth below, will be amended to be substantially consistent with the terms that would reasonably be expected to apply to the contemplated Refinancing Indebtedness. Borrower covenants to respond in writing to any Extension Request no later than 60 days prior to the Original Maturity Date in accordance with Section 13 below and the parties agree to cooperate to amend this Installment Note in a manner consistent with this paragraph upon the extension of the Maturity Date in accordance herewith. In the event that the Maturity Date is extended in accordance with this paragraph, the Interest Rate shall be reset, as to the applicable portion of the Principal Sum, to the Extension Interest Rate on a date to be agreed upon by Holder and Borrower, but in no event shall such date be later than the Original Maturity Date. For purposes hereof, “Extension Interest Rate” means the all-in yield (including interest rate and original issue discount, and 50% of other customary fees and expenses, including arrangement and similar fees) Borrower would have been expected to incur in connection with Refinancing Indebtedness with a maturity of the Maturity Date as extended pursuant to this paragraph. Notwithstanding the foregoing, if this Installment Note has been pledged to one or more Eligible Assignees to secure Indebtedness of the Holder, then in no event shall an extension of the Original Maturity Date (or, if applicable, the then current Maturity Date) become effective unless and until (x) such secured Indebtedness of the Holder has been repaid in full in cash, (y) the beneficiary(ies) of such pledge (or the requisite subset thereof or an agent acting on their behalf)

shall have consented in writing to such extension or (z) such extension is permissible in accordance with the terms of such Indebtedness.

(c)If any payment under this Installment Note is due on a day which is not a Business Day, such payment shall be due and payable on the next succeeding Business Day as if made on the date such payment was due and without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

3.Application and Place of Payments. All payments made on account of this Installment Note shall be applied, first, to the payment of any unpaid and accrued enforcement and collection costs incurred by Holder, if any, second, to the payment of accrued and unpaid interest, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Installment Note shall be paid in immediately available funds via wire transfer to an account designated in writing by Holder.

4.Optional Prepayment.

(a)The Borrower may prepay this Installment Note in whole or in part for cash at 100% of the Principal Sum or portion thereof prepaid, plus accrued but unpaid interest, if any, to, but not including, the prepayment date, plus the Breakage Amount (if any) as follows: (i) at any time on or after October 1, 2023 (which date shall be modified as agreed by the Borrower and Holder in connection with an extension pursuant to Section 2(b)) or (ii) at any time in the event MeadWestvaco Corporation or one of its wholly-owned Subsidiaries ceases to be the sole beneficial and legal owner of this Installment Note (excluding, for the avoidance of doubt, any pledge of this Installment Note to one or more Eligible Assignees); or

(b) At any time during the 180-day period following receipt by the Borrower of notice from Holder that Holder intends to withhold its consent to any amendment or waiver of this Installment Note (or, with respect to the covenants and the representations and warranties that have been incorporated by reference herein pursuant to Sections 1.01, 2.01 and 3.01 of Appendix A, that Holder intends to withhold its consent to any amendment to, or amendment and restatement of, the 2013 Weyerhaeuser Term Loan Agreement, or to any credit agreement that replaces or refinances the 2013 Weyerhaeuser Term Loan Agreement, where such consent of Holder is required by the terms of this Installment Note in order for the covenants or representations and warranties that have been incorporated by reference herein to be updated to correspond to those in such amendment to, or amendment and restatement of, the 2013 Weyerhaeuser Term Loan Agreement or such replacement credit agreement) that was requested by the Borrower and approved by any Eligible Assignees (or, as applicable, the requisite majority of financing sources for whom an Eligible Assignee serves as agent or trustee) to which this Installment Note has been pledged (an “Optional Prepayment Event”), the Borrower may prepay this Installment Note in whole but not in part for cash at 100% of the Principal Sum, plus accrued but unpaid interest, if any, to, but not including, the prepayment date, plus the Breakage Amount (if any); provided, however, that the Borrower’s right to prepay the Note pursuant to this paragraph 4(b) shall terminate upon the 181st day after an Optional Prepayment Event shall have occurred.
The Borrower shall not otherwise have the right to prepay this Installment Note unless Holder shall have granted its prior written consent, which consent may be given or withheld at Holder’s sole discretion.
5.Purchase Agreement and Related Transactions. The Initial Borrower, as purchaser, and Initial Holder, as seller, are parties to a Master Purchase and Sale Agreement dated as of October 28, 2013 (as such agreement may be subsequently amended, the “Purchase Agreement”), pursuant to which the

Initial Borrower purchased from Initial Holder the Installment Sale Timberlands (as defined in the Purchase Agreement), which are more particularly described in such Purchase Agreement, and the Initial Borrower issued the Original Installment Note in payment of the purchase price for the Installment Sale Timberlands.

6.Representations and Warranties. The representations and warranties of the Borrower contained in Article 1 of Appendix A hereto (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

7.Affirmative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 2 of Appendix A hereto. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

8.Negative Covenants. So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower agrees to comply with all the covenants and agreements applicable to it contained in Article 3 of Appendix A hereto. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated by reference as if set forth in full herein.

9.Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, the “Events of Default”) under the terms of this Installment Note:

(a)Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of the Principal Sum, or (ii) within five days after the same becomes due, any interest on the Principal Sum, or (iii) within five days after the same becomes due, any other amount payable under this Installment Note; or

(b)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein shall be incorrect or misleading in any material respect when made; or

(c)Specific Covenants. Default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 6.01 of the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, a Replacement Credit Agreement), which, pursuant to Sections 2.01 and 3.01 of Appendix A hereto, have been incorporated by reference herein; or

(d)Other Defaults. Default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in any Loan Document (other than those specified in subsection (a) - (c)) and such default shall continue unremedied for a period of thirty days after notice thereof from Holder to the Borrower; or

(e)Cross-Default. The Borrower or any of its Restricted Subsidiaries shall (i) fail to pay, when and as the same shall become due and payable (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness) any principal or interest, regardless of amount, due in respect of Indebtedness in an aggregate principal amount in excess of $100,000,000, or (ii) fail to observe or perform any other terms, covenants, conditions or agreements contained in any agreements or instruments evidencing or governing Indebtedness in an aggregate principal amount in excess of $100,000,000 (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness), if the effect of any failure or failures referred to in this Section 9(e) is to cause or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity; or

(f)Insolvency Proceedings, Etc.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any of its Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)Inability to Pay Debts. The Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 9(f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or

(h)ERISA. Any Plan shall fail to satisfy the minimum funding standard required for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412, Section 430 or Section 431 of the Code, as applicable, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, or the Borrower has incurred or is likely to incur a liability to or on account of a Plan under Sections 409, 502(i), 502(l), or 515 of ERISA or Section 4975 of the Code, or the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA; and there shall result from any such event or events referred to in this Section 9(h) the imposition of a lien upon the assets of the Borrower or any ERISA Affiliate, the granting of a security interest, a liability or a material risk of incurring a liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA or a liability or a material risk of incurring a liability under Sections 409, 502(i) or 502(l) of ERISA or under Sections 4971 or 4975 of the Code; in each case, which, in the good faith determination of Holder, will have a Material Adverse Effect; or

(i)Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment; or

(j)Change of Control. A Change of Control has occurred; or

(k)Claim Agreement. The Claim Agreement shall cease, for any reason, to be in full force and effect, or the Borrower or WNR shall contest the validity or enforceability thereof or otherwise fail to comply with its obligations thereunder; or

(l)Impairment of Installment Note. This Installment Note shall terminate, cease to be in full force and effect, or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the Borrower, or any Person acting for or on behalf of the Borrower contests in any manner the validity, binding effect or enforceability of the Installment Note, or the Borrower denies that it has any or further liability or obligation under the Installment Note, or the Borrower purports to revoke, terminate or rescind the Installment Note.

10.Remedies. If any Event of Default occurs and is continuing, Holder may take either or both of the following actions:

(a)declare the unpaid amount of the Principal Sum, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)exercise all rights and remedies available to it under this Installment Note;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid amount of the Principal Sum and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Holder.
11.Application of Funds. After the exercise of remedies provided for in Section 10 (or after amounts under the Installment Note have automatically become immediately due and payable as set forth in the proviso to Section 10), any amounts received on account of this Installment Note by Holder shall be applied by Holder in the following order:
First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Holder);
Second, to payment of accrued and unpaid interest;
Third, to payment of unpaid amounts of the Principal Sum; and
Last, the balance, if any, after all of the obligations under this Installment Note have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

12.Expenses. The Borrower promises to pay to Holder on demand by Holder all costs and expenses incurred by Holder in connection with the collection and enforcement of this Installment Note, including all reasonable attorneys’ fees actually incurred and expenses and all court costs.

13.Notices. All notices, requests and other communications to any party under this Installment Note shall be in writing, which shall include facsimile and electronic communication (including email), and shall be given to such party at its address, facsimile number or electronic communication address set forth below, or such other address, facsimile number or electronic communication address as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 13 and the confirmation is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mail with first class postage prepaid, addressed as set out below or (iii) if given by any other means, when actually delivered at the address specified in this Section 13, except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed:

the Borrower:	WEYERHAEUSER COMPANY
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attn: Laura B. Smith, Vice President and Treasurer
Telephone: (206) 467-3636
Facsimile: (253) 924-3543
Electronic Mail: Laura.Smith@weyerhaeuser.com

with a copy to:	WEYERHAEUSER COMPANY
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attn: Jose J. Quintana, Senior Counsel
Telephone: (206) 467-3694
Facsimile: (253) 928-2227
Electronic Mail: Jose.Quintana@weyerhaeuser.com

Holder:	MeadWestvaco Timber Note Holding Company II, LLC
c/o WestRock Company
504 Thrasher Street
Norcross, GA 30071
Attn: John Stakel, Senior Vice President and Treasurer
Telephone: (678) 291-7901
Facsimile: (678) 291-7903
Electronic Mail: john.stakel@westrock.com

with a copy to:	WestRock Company
504 Thrasher Street
Norcross, GA 30071
Attn: Bob McIntosh, Executive Vice President, General Counsel
and Secretary
Telephone: (678) 291-7456
Facsimile: (770) 263-3582
Electronic Mail: bob.mcintosh@westrock.com

14.Miscellaneous. Each right, power, and remedy of Holder as provided for in this Installment Note or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Installment Note or now or hereafter existing under applicable law, and the exercise or beginning of the exercise by Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers, or remedies. No failure or delay by Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Installment Note, or to exercise any right, power, or remedy consequent upon an Event of Default, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude Holder from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Installment Note, Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Installment Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Installment Note.

15.Partial Invalidity. In the event any provision of this Installment Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Installment Note; but this Installment Note shall be construed as if such invalid, illegal, or unenforceable provision had not been contained in this Installment Note, but only to the extent it is invalid, illegal, or unenforceable.

16. Captions. The captions set forth in this Installment Note are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Installment Note.

17. Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS INSTALLMENT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INSTALLMENT NOTE SHALL AFFECT ANY RIGHT THAT HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INSTALLMENT NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS INSTALLMENT NOTE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

18.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INSTALLMENT NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO MAKE THIS INSTALLMENT NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS INSTALLMENT NOTE.

19.Interest Rate Not to Exceed Applicable Laws. The interest rate or rates required by this Installment Note shall not exceed the maximum rate permissible under applicable laws.

20. The Borrower’s Obligation. The Borrower’s obligation to pay all amounts due under this Installment Note shall be absolute and shall not be subject to any set-off, deduction, claim, counterclaim or other right which the Borrower may have against Holder pursuant to the Purchase Agreement or otherwise.

21. Assignment. Without the prior written consent of the Borrower, which consent may be given or withheld at the Borrower’s sole discretion, this Installment Note may not be assigned, pledged, hypothecated or otherwise transferred, in whole or in part (in any such case a “Transfer”), by Holder except to an Eligible Assignee, and any Transfer of this Installment Note by Holder that does not comply with this Section 21 shall be void ab initio. This Installment Note shall be binding upon the Borrower and its successors and assigns, and the term “the Borrower” as used in this Installment Note shall include such successors and assigns. Without the prior written consent of Holder, which consent may be given or withheld at Holder’s sole discretion, the Borrower shall have no right to Transfer its obligations under this Installment Note (other than as provided in Section 6.01(c) of the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, a Replacement Credit Agreement), which, pursuant to Section 3.01 of Appendix A hereto, has been incorporated by reference herein), and any attempted Transfer by the Borrower of such obligations shall be void ab initio.

22.Disclaimer. The Borrower hereby expressly disclaims any responsibility for federal or state tax consequences to Holder resulting from payments made by the Borrower and received by Holder under this Installment Note or resulting from the Borrower’s performance of any of its other obligations under this Installment Note.

23. Register. The Borrower shall maintain at its principal place of business a register evidencing the name and address of Holder and the amount of the Principal Sum owing to Holder pursuant to the terms of this Installment Note from time to time (“Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and Holder shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as Holder hereunder for all purposes of this Installment Note, including for the purpose of making payments of principal and interest under this Installment Note, notwithstanding notice to the contrary. Unless the Borrower and Holder agree otherwise in writing, the Register may be maintained in electronic form. Upon request by Holder, the Borrower will deliver to Holder a facsimile copy (marked “For Information Only”) of the Register at any reasonable time and from time to time upon reasonable prior notice.

24.Amendments; Waivers. No amendment or waiver of any provision of this Installment Note, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by Holder and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. By acceptance of this Note, each of Holder and its successors and permitted assigns agrees (a) that, within three (3) Business Days of receipt of any request by the Borrower to amend or waive any provision hereof, it shall deliver such request to any Eligible Assignees to which this Installment Note has been pledged (or, if applicable, the agent or trustee therefor) and (b) that it shall promptly deliver written notice to the Borrower of its and such Eligible Assignees’ determination to consent or withhold consent to such amendment or waiver. Notwithstanding the foregoing, if this Installment Note has been pledged to one or more Eligible Assignees to secure Indebtedness of the Holder, then in no event shall an amendment or waiver of any provision of this Installment Note, or any consent to departure by the Borrower therefrom, become effective unless and until (x) such secured Indebtedness of the Holder has been repaid in full in cash, (y) the beneficiary(ies) of such pledge (or the requisite subset thereof or an agent acting on their behalf) shall have consented in writing to such amendment, waiver or departure in accordance with the terms of such Indebtedness or (z) such amendment, waiver or consent is permissible in accordance with the terms of such Indebtedness.  The beneficiary(ies) of such pledge (and any agent or trustee acting on their behalf) are third party beneficiaries of the immediately preceding sentence.

25.Treatment of Certain Information; Confidentiality. By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have agreed to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Installment Note or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Installment Note (including financing sources) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the written consent of the Borrower, (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to it or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or (h) to any rating agency when required by it in connection with any securitization of this Installment Note or bank financing in connection with which this Installment Note is pledged as collateral, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from Holder. By acceptance of this Installment Note or of any direct or indirect rights or interests herein, each of Holder and its successors and permitted assigns (including any Person holding a direct or indirect participation or other interest herein) shall be deemed to have acknowledged (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Holder on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

26.Restricted and Unrestricted Subsidiaries. Set forth on Schedule 3.08 is a list of all of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the Closing Date.

(a)After the Effective Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate a Restricted Subsidiary as an Unrestricted Subsidiary by notice sent to Holder, provided that (i) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (ii) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to Holder; and (iii) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation. Any Person that becomes a Subsidiary (by formation, acquisition, merger or otherwise) after the Closing Date shall automatically be deemed to be a Restricted Subsidiary of the Borrower as of the date it becomes a Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the terms hereof.

(b)After the Closing Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate an Unrestricted Subsidiary as a Restricted Subsidiary by notice sent to Holder, provided that (w) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (x) no such designation shall be effective unless immediately after giving effect thereto the Borrower is in compliance with Sections 6.01(d) and 6.01(e) of the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, a Replacement Credit Agreement), which, pursuant to Section 3.01 of Appendix A hereto, have been incorporated by reference herein; (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to Holder; and (z) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation.

27.Most Favored Lender. If at any time the Revolving Credit Agreement or the other Loan Documents (as defined in the Revolving Credit Agreement) include (i) material covenants or events of default in favor of a Lender (as defined in the Revolving Credit Agreement) that are not provided for in this Installment Note, or (ii) material covenants or events of default in favor of a Lender (as defined in the Revolving Credit Agreement) that are materially more restrictive than the same or similar covenants or events of default provided in this Installment Note, in each case, other than any such covenants or events of default that specifically apply or refer to WRECO (or any other subsidiary borrower from time to time party to the Revolving Credit Agreement) and/or its subsidiaries or restricted subsidiaries (the “Most Favored Covenants”), then (a) such additional or more restrictive covenants or events of default shall immediately and automatically be incorporated by reference in this Installment Note as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Installment Note except pursuant to the provisions of Section 24, and (b) the Borrower shall promptly, and in any event within five (5) days after entering into any such Most Favored Covenant, so advise Holder in writing.  Thereafter, upon the request of Holder, the Borrower shall enter into an amendment to this Installment Note with Holder evidencing the incorporation of such incremental or more restrictive covenant or event of default, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

APPENDIX A TO INSTALLMENT NOTE

Article 1.Representations and Warranties

The Borrower represents and warrants to Holder that, in each case, as of the date of this Installment Note:
1.01    Incorporated Representations and Warranties.

The Borrower agrees that the representations and warranties applicable to the Borrower in Article III of the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, the representations and warranties in any Replacement Credit Agreement), including related defined terms and their definitions, shall be incorporated by reference into this Installment Note; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Holder as defined in this Installment Note, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this Installment Note, (d) any references therein to the “Claim Agreement”, “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to the Claim Agreement, any fees, the Loan Documents or Principal Sum as defined in this Installment Note, (e) all other capitalized terms used therein and defined in this Installment Note shall have the meanings given them in this Installment Note, (f) each of the provisions therein that specifically applies or refers to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates), including any such references in any defined terms used therein, shall be deemed to be deleted and shall not be incorporated herein by reference, (g) any references therein to fiscal year ends or fiscal quarter ends (including in connection with (x) financial statements as of, or for periods ending on, such fiscal year ends or fiscal quarter ends and (y) SEC reports filed with respect to, or since, such fiscal year ends or fiscal quarter ends) shall be deemed to refer to the fiscal year of the Borrower ended December 31, 2015, (h) any references therein to “Closing Date” shall be deemed to refer to the Effective Date, and (i) there is added to the end of Section 3.17 incorporated from the 2013 Weyerhaeuser Term Loan Agreement the following: “; provided, however, that it is understood that it is not customary to insure Timberlands against any damage or casualty.” Notwithstanding anything to the contrary herein, if at any time after the date hereof but prior to the Maturity Date, the 2013 Weyerhaeuser Term Loan Agreement is terminated or is no longer in effect and no Replacement Credit Agreement is then in effect, then the representations and warranties applicable to the Borrower in Article III of the 2013 Weyerhaeuser Term Loan Agreement, including related defined terms and their definitions, as in effect on the date immediately prior to the date of termination of the 2013 Weyerhaeuser Term Loan Agreement, shall continue to be incorporated by reference into this Installment Note, as and to the extent set forth above, as though such representations and warranties were still in effect.
1.02    Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is 91-0470860.
Article 2.Affirmative Covenants

So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall, and shall (where applicable) cause each of its Restricted Subsidiaries to:

2.01    Incorporated Affirmative Covenants.

The Borrower agrees that the affirmative covenants applicable to the Borrower in Article V of the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, the affirmative covenants in any Replacement Credit Agreement), including related defined terms and their definitions, shall be incorporated by reference into this Installment Note; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Holder as defined in this Installment Note, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this Installment Note, (d) any references therein to the “Claim Agreement”, “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to the Claim Agreement, any fees, the Loan Documents or Principal Sum as defined in this Installment Note, (e) all other capitalized terms used therein and defined in this Installment Note shall have the meanings given them in this Installment Note, (f) any references therein to Exhibits D-1 and D-2 shall be deemed to refer to Exhibits D-1 and D-2 attached to this Installment Note, (g) each of the provisions therein that specifically applies or refers to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates), including any such references in any defined terms used therein, shall be deemed to be deleted and shall not be incorporated herein by reference, and (h) the provisions of Section 5.12 of the 2013 Weyerhaeuser Term Loan Agreement in its entirety (which section relates to “Farm Credit Equities”), including any such references in any defined terms used therein, shall be deemed to be deleted and shall not be incorporated herein by reference. Notwithstanding anything to the contrary herein, if at any time after the date hereof but prior to the Maturity Date, the 2013 Weyerhaeuser Term Loan Agreement is terminated or is no longer in effect and no Replacement Credit Agreement is then in effect, then the affirmative covenants applicable to the Borrower in Article V of the 2013 Weyerhaeuser Term Loan Agreement, including related defined terms and their definitions, as in effect on the date immediately prior to the date of termination of the 2013 Weyerhaeuser Term Loan Agreement, shall continue to be incorporated by reference into this Installment Note, as and to the extent set forth above, as though such covenants were still in effect.
2.02    Tax Reporting.

The Borrower shall treat this Installment Note as Indebtedness of the Borrower for all applicable income tax purposes, unless the Borrower shall be required to treat this Installment Note otherwise pursuant to a “determination” within the meaning of section 1313(a) of the Code.
Article 3.Negative Covenants

So long as any amounts under this Installment Note shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
3.01    Incorporated Negative Covenants.

The Borrower agrees that the negative covenants applicable to the Borrower in Section 6.01 of the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, the negative covenants in any Replacement Credit Agreement), including related defined terms and their definitions, shall be incorporated by reference into this Installment Note; provided that (a) any references therein to “Administrative Agent”, “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Holder as defined in this Installment Note, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this

Installment Note, (d) any references therein to “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to any fees, the Loan Documents or Principal Sum as defined in this Installment Note, (e) all other capitalized terms used therein and defined in this Installment Note shall have the meanings given them in this Installment Note, and (f) any references in any defined terms used therein that specifically apply or refer to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates) shall be deemed to be deleted and shall not be incorporated herein by reference. Notwithstanding anything to the contrary herein, if at any time after the date hereof but prior to the Termination Date, the 2013 Weyerhaeuser Term Loan Agreement is terminated or is no longer in effect and no Replacement Credit Agreement is then in effect, then the negative covenants applicable to the Borrower in Section 6.01 of the 2013 Weyerhaeuser Term Loan Agreement, including related defined terms and their definitions, as in effect on the date immediately prior to the date of termination of the 2013 Weyerhaeuser Term Loan Agreement, shall continue to be incorporated by reference into this Installment Note, as and to the extent set forth above, as though such covenants were still in effect.
3.02    Other Tax Covenant.

The Borrower shall neither list this Installment Note on an “established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4), nor register this Installment Note with the United States Securities and Exchange Commission.
Article 4.Definitions and Related Provisions

4.01    Defined Terms.

As used in this Appendix A, the following terms shall have the meanings set forth below:
“2013 Weyerhaeuser Term Loan Agreement” means that certain $550,000,000 Credit Agreement dated as of September 13, 2013 among, inter alia, the Borrower, various lenders and CoBank, ACB, as administrative agent, as the same may be amended (but not amended and restated) from time to time, with the prior written consent of Holder to the extent such amendment would result in a change to one or more of the covenants or representations and warranties that have been incorporated by reference herein, pursuant to Sections 1.01, 2.01 and 3.01 of Appendix A, which change is material and adverse to the interests of Holder.
“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
“Borrower” has the meaning specified in preamble of this Installment Note.
“Breakage Amount” means, in the event Holder has Transferred this Installment Note to secure indebtedness of Holder, the aggregate amount (including breakage, any prepayment or repayment premium or similar costs), if any, that Holder is required to pay, concurrently with the prepayment of this Installment Note, to all permitted pledgees of this Installment Note (or, as applicable, the financing sources for whom such a pledgee serves as agent or trustee) under the agreements governing such indebtedness.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
A “Change in Control” shall be deemed to have occurred with respect to the Borrower if, (a) any person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were neither (i) directors of the Borrower on the Effective Date or nominated or appointed by the management of the Borrower in accordance with its charter and by-laws, nor (ii) appointed by directors so nominated, or (c) any person or group shall otherwise directly or indirectly Control the Borrower.
“Claim Agreement” means the Claim Agreement dated as of April 28, 2016, executed by the Borrower and WNR in favor of Holder and attached hereto as Exhibit F.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Installment Note and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning specified in Section 1 of this Installment Note.
“Dollar” and “$” mean lawful money of the United States.
“Effective Date” means April 28, 2016.
“Eligible Assignee” means in connection with any Transfer of all or any portion of this Installment Note, (a) any of WestRock Company and its wholly-owned subsidiaries, and (b) any bank under the supervision of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, Farm Credit Administration and/or applicable state bank regulators (including any lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration), or any Affiliate thereof or agent therefor (but excluding, for the avoidance of doubt, any private equity fund, hedge fund or other alternative asset or investment manager or any investment bank).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” has the meaning specified in Section 9 of this Installment Note.
“Extension Interest Rate” has the meaning specified in Section 2 of this Installment Note.
“Extension Request” has the meaning specified in Section 2 of this Installment Note.
“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, treasurer or controller of such corporation.
“GAAP” means accounting principles generally accepted in the United States, applied on a consistent basis.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Holder” has the meaning specified in preamble of this Installment Note.
“Information” has the meaning specified in Section 25 of this Installment Note.
“Installment Note” has the meaning specified in preamble of this Installment Note.
“Interest Rate” has the meaning specified in Section 1 of this Installment Note.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Loan Documents” means this Installment Note and the Claim Agreement.
“Material Adverse Effect” means (a) a materially adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower to perform under this Installment Note and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Installment Note.
“Maturity Date” has the meaning specified in Section 2 of this Installment Note.
“Optional Prepayment Event” has the meaning specified in Section 4 of this Installment Note.
“Original Maturity Date” has the meaning specified in Section 2 of this Installment Note.
“Payment Date” has the meaning specified in Section 2 of this Installment Note.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Person” means any natural person, corporation, business trust, joint venture, joint stock company, trust, unincorporated organization, association, company, partnership or government, or any agency or political subdivision thereof.
“Plan” means any multiemployer or single-employer plan as defined in Section 4001 of ERISA covered by Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of the 2013 Weyerhaeuser Term Loan Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), the Borrower or an ERISA Affiliate.
“Principal Sum” has the meaning specified in preamble of this Installment Note.
“Purchase Agreement” has the meaning specified in Section 5 of this Installment Note.
“Refinancing Indebtedness” has the meaning specified in Section 2 of this Installment Note.
“Register” has the meaning specified in Section 23 of this Installment Note.
“Replacement Credit Agreement” means any amendment and restatement of the 2013 Weyerhaeuser Term Loan Agreement and any credit agreement that replaces or refinances the 2013 Weyerhaeuser Term Loan Agreement so long as, in any case, (x) Farm Credit Lenders (as defined in the 2013 Weyerhaeuser Term Loan Agreement) are a party to such amendment and restatement of the 2013 Weyerhaeuser Term Loan Agreement or to such credit agreement that replaces or refinances the 2013 Weyerhaeuser Term Loan Agreement, and collectively hold at least 85% of the aggregate amount of undrawn commitments and outstanding loans thereunder, (y) the Administrative Agent for such amendment and restatement of the 2013 Weyerhaeuser Term Loan Agreement or such credit agreement that replaces or refinances the 2013 Weyerhaeuser Term Loan Agreement is a Farm Credit Lender and (z) the prior written consent of Holder has been obtained to the extent such amendment and restatement of the 2013 Weyerhaeuser Term Loan Agreement or such credit agreement that replaces or refinances the 2013 Weyerhaeuser Term Loan Agreement would result in a change to one or more of the covenants or representations and warranties that have been incorporated by reference herein, pursuant to Sections 1.01, 2.01 and 3.01 of Appendix A, which change is material and adverse to the interests of Holder. For the avoidance of doubt, it is understood and agreed that the aggregate principal amount of the term loan or other credit facility evidenced by a Replacement Credit Agreement may be less than the aggregate principal amount of the term loan under the 2013 Weyerhaeuser Term Loan Agreement at the time it is replaced or refinanced.
“Restricted Subsidiary” means each Subsidiary that has not been designated as an Unrestricted Subsidiary on Schedule 3.08 of this Installment Note and thereafter not designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Effective Date pursuant to Section 26 of this Installment Note. On the Effective Date, the Borrower and its subsidiaries shall be deemed Restricted Subsidiaries unless designated as an Unrestricted Subsidiary on Schedule 3.08 of this Installment Note.
“Revolving Credit Agreement” means that certain $1,000,000,000 Revolving Credit Facility Agreement dated as of September 11, 2013 among, inter alia, the Borrower, Weyerhaeuser Real Estate Company, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, amended and restated, refinanced or replaced from time to time.
“SEC” means the Securities and Exchange Commission or any successor.

“subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power to elect a majority of the board of directors or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of the Borrower.
“Transfer” has the meaning specified in Section 21 of this Installment Note. “Transferred” and “Transferring” have meanings correlative thereto.
“United States” and “U. S.” mean the United States of America.
“Unrestricted Subsidiary” means each Subsidiary that has been designated as an Unrestricted Subsidiary on Schedule 3.08 of this Installment Note and any Subsidiary which has been designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Effective Date pursuant to Section 26 of this Installment Note.
“WNR” means Weyerhaeuser NR Company.
4.02    Terms Generally.

With reference to this Installment Note and this Appendix A, unless otherwise specified herein:
(a)All terms defined in this Installment Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.

(b)The definitions in Section 4.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Installment Note unless the context shall otherwise require. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Installment Note, shall refer to this Installment Note as a whole and not to any particular provision of this Installment Note, and Section, Schedule and Exhibit references are to this Installment Note unless otherwise specified.

(c)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

4.03    Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification Topic 825 (or any other Accounting Standards Codification Topic having a similar effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein), as in effect from time to time; provided that, if the Borrower notifies Holder that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Holder notifies the Borrower that Holder requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

[Schedules and Exhibits to Installment Note follow]

SCHEDULE 3.08
WEYERHAEUSER COMPANY AND SUBSIDIARIES
(* = Unrestricted Subsidiary)

See Attached

Schedule 3.08
WEYERHAEUSER COMPANY AND SUBSIDIARIES
(* = Unrestricted Subsidiary)

Name	State or Country of Incorporation	Percentage Ownership of Immediate Parent
Weyerhaeuser Columbia Timberlands LLC	Delaware	95
Weyerhaeuser NR Company	Washington	100
North Pacific Paper Corporation *	Delaware	50
Norpac Resources LLC	Delaware	100
ver Bes' Insurance Company	Vermont	100
Weyerhaeuser Asset Management LLC	Delaware	100
Weyerhaeuser Columbia Timberlands LLC	Delaware	5
Weyerhaeuser Employment Services Company	Washington	100
Weyerhaeuser Export Company	Delaware	100
Weyerhaeuser EU Holdings, Inc.	Delaware	100
Weyerhaeuser Poland sp.zo.o.	Poland	100
Weyerhaeuser Realty Investors, Inc.	Washington	100
Weyerhaeuser International, Inc.	Washington	100
Weyerhaeuser (Asia) Limited	Hong Kong	100
Weyerhaeuser China, Ltd.	Washington	100
Weyerhaeuser Company Limited	Canada	100
317298 Saskatchewan Ltd.	Saskatchewan	100
Weyerhaeuser (Annacis) Limited	British Columbia	100
Weyerhaeuser (Carlisle) Ltd.	Barbados	100
Camarin Limited	Barbados	100
Weyerhaeuser International Holdings Limited	British Virgin Islands	100
Colonvade S.R.L.	Uruguay	99.9
Vandora S.A.	Uruguay	100
Weyerhaeuser Productos S.A.	Uruguay	100
WHC LLC	Washington	100
Colonvade S.R.L.	Uruguay	0.1
Weyerhaeuser (Hong Kong) Limited	Hong Kong	100
Weyerhaeuser Japan Ltd.	Japan	100
Weyerhaeuser Japan Ltd.	Delaware	100
Weyerhaeuser Korea Ltd.	Korea	100
Weyerhaeuser Products Limited	United Kingdom	100
WREDCO I LLC	Delaware	100
WREDCO II LLC	Delaware	100
Weyerhaeuser Sales Europe, Inc.	Delaware	100
Weyerhaeuser SC Company	Washington	100
Weyerhaeuser WPF LLC	Washington	100
WY Carolina Holdings LLC *	Delaware	100
WY Georgia Holdings 2004 LLC *	Delaware	100
WY Tennessee Holdings LLC *	Delaware	100
Weyerhaeuser Uruguay S.R.L.	Uruguay	99.9
WYU LLC	Washington	100
Weyerhaeuser Uruguay S.R.L.	Uruguay	0.1

*Unrestricted Subsidiary

Plum Creek

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party
Plum Creek Ventures I, LLC	DE	Name: Weyerhaeuser Company Type: Membership Interest Percentage: 100%	None
Plum Creek Timberlands, L.P.	DE	Name: Weyerhaeuser Company Type: Limited Partner Interest Percentage: 99% Name: Plum Creek Timber I, L.L.C. Type: General Partner Interest Percentage: 1%	None
Plum Creek Timber I, L.L.C.	DE	Name: Weyerhaeuser Company Type: Limited Partner Interest Percentage: 100%	None
Plum Creek Timber Operations I, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 99% Name: Plum Creek Timber Operations II, Inc. Type: Membership Interest Percentage: 1%	None
Plum Creek Timber Operations II, Inc.	DE	Name: Plum Creek Timberlands, L.P. Type: Stock Percentage: 100%	None
Plum Creek Manufacturing, L.P.	DE	Name: Plum Creek Timberlands, L.P. Type: Limited Partner Interest Percentage: 98% Name: Plum Creek Timber II, L.L.C. Type: General Partner Interest Percentage: 2%	None
Plum Creek Timber II, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None
Plum Creek Maine Timberlands, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None
Plum Creek Southern Timber, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None
Plum Creek South Central Timberlands, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None
PC Natural Resources, LLC	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None
Plum Creek Real Estate Company	DE	Name: Plum Creek Timberlands, L.P. Type: Stock Percentage: 100%	None
Southern Diversified Timber, LLC *	DE	Name: Plum Creek Timber Operations I, LLC Type: Preferred Interest Percentage: 100% Type: Common Interest Percentage: 9.09%	Name: TCG Member, LLC Type: Common Interest Percentage: 90.9%
Plum Creek Manufacturing Holding Company, Inc.	DE	Name: Plum Creek Manufacturing, L.P. Type: Stock Percentage: 100%	None
Plum Creek Administrative Corporation, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Southern Lumber, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
Plum Creek Marketing, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
Plum Creek Northwest Lumber, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
Plum Creek Northwest Plywood, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
Plum Creek MDF, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
PC Timberland Investment Company	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
B & C Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
D & E Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
LFC Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
Plum Creek Services, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None
Plum Creek TRS, L.L.C.	DE	Name: Plum Creek Marketing, Inc. Type: Membership Interest Percentage: 100%	None
Plum Creek Property Management Company, LLC	DE	Name: Plum Creek Marketing, Inc. Type: Membership Interest Percentage: 100%	None
Plum Creek Land Company	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None
Plum Creek Maine Marketing, Inc.	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None
Plum Creek Investment Company	OR	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None
Highland Resources, Inc.	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None
B & C Water Resources, L.L.C.	DE	Name: B & C Water Resources, Inc. Type: Membership Interest Percentage: 100%	None
D & E Water Resources, L.L.C.	DE	Name: D & E Water Resources, Inc. Type: Membership Interest Percentage: 100%	None
Greenway, L.L.C.	ME	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Petenwell Lake LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None
Hawthorne Land Company, LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None
Township 110 Land Company, LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None
Highland Mineral Resources, LLC	DE	Name: Highland Resources, Inc. Type: Membership Interest Percentage: 100%	None
King Road Aggregates, LLC	DE	Name: Highland Resources, Inc. Type: Membership Interest Percentage: 100%	None
Greenway Properties, LLC	ME	Name: Greenway, L.L.C. Type: Membership Interest Percentage: 100%	None
Petenwell Lake Associates LLC	DE	Name: Petenwell Lake LLC Type: Membership Interest Percentage: 100%	None
Parkside at Fisher River LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
Bighorn Bluff, LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
Wolf River East LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
River Glen at Flambeau LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
McGregor Overlook LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
Noggle Creek LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
Preserve at Ashley Lake LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None
Haskell’s Pass LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

* Unrestricted Subsidiary

Exhibit D-1

FORM OF CERTIFICATION OF FINANCIAL STATEMENTS

This is to certify that the consolidated statements attached hereto required by Section 5.04 of the Amended and Restated Installment Note dated as of December 16, 2013 and amended as of April 28, 2016 issued by Weyerhaeuser Company in favor of the Holder referred to therein (the “Installment Note”; capitalized terms used herein without definition shall have the meanings given them in the Installment Note) (which Section 5.04 has been incorporated by reference therein from the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, a Replacement Credit Agreement)), fairly present the financial position and results of operations of Weyerhaeuser Company and its consolidated Subsidiaries as of [ ], 20[ ] and for the period then ended on a consolidated basis in accordance with GAAP consistently applied except as noted therein.

Dated: [ ], 20[ ]

WEYERHAEUSER COMPANY, as the Borrower

By: ______________________________________
Name:
Title:

Exhibit D-2

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:
I am the duly elected [ ] of Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”);
I have reviewed the terms of the Amended and Restated Installment Note dated as of December 16, 2013 and amended as of April 28, 2016 issued by Weyerhaeuser Company in favor of the Holder referred to therein (the “Installment Note”; capitalized terms used herein without definition shall have the meanings given them in the Installment Note), and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Weyerhaeuser and its Subsidiaries during the accounting period covered by the attached financial statements; and
[No Event of Default or Default has occurred.] [An Event of Default or Default has occurred. [If so, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.]]
Describe below (or in a separate attachment to this Officers’ Certificate) the exceptions, if any, to this paragraph by listing, in detail, the nature of the condition or event and the period during which it has existed:

The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Officers’ Certificate in support hereof, are made and delivered this day of [ ], 20[ ] pursuant to Subsection 5.04(c) of the Installment Note (which has been incorporated by reference therein from the 2013 Weyerhaeuser Term Loan Agreement (or, if applicable, a Replacement Credit Agreement)).
Dated: [ ], 20[ ]

WEYERHAEUSER COMPANY

By: ______________________________________
Name:
Title:

ATTACHMENT NO. 1 TO
COMPLIANCE CERTIFICATE FOR
WEYERHAEUSER COMPANY AND RESTRICTED SUBSIDIARIES
COMPLIANCE WITH COVENANTS
AS OF [ ], 20[ ]
($000’s Omitted Except Ratio Amounts)

Section 6.01(d) - Debt Ratio as of [ ], 20[ ]

1.    Total Funded Indebtedness:

a.    Short Term Indebtedness (inclusive of Notes Payable and Commercial Paper)

b.    Current Maturities of Long Term Indebtedness and Capital Lease Obligations

c.    Long Term Indebtedness:

(1)    Senior Long Term Indebtedness

(2)    Capital Lease Obligations

(3)    Subordinated Indebtedness

Total Long Term Indebtedness (1+2+3)

d.    Indebtedness of Unrestricted Subsidiaries

e.    Other Indebtedness

Total Funded Indebtedness (a+b+c-d-e)

2.     Total Adjusted Shareholders’ Interest:

g.    Preferred, Preference and Common Shares

h.    Other Capital and Retained Earnings (plus or minus)

i.    Treasury Stock

j.    Investments in Unrestricted Subsidiaries

k.    Adjustment related to impact of Accounting Standards Codification Topic 715

Total Adjusted Shareholders’ Interest (g+h*-i-j-k*)

3.    Total Capitalization (1+2)

4.     Actual Debt Ratio (1/3)
Required Debt Ratio 65%
Section 6.01(e) - Net Worth as of [ ], 20[ ]
Total Adjusted Shareholders’ Interest (See item 2 above)
Required Total Adjusted Shareholders’ Interest $ [ ]
* Adjustments pursuant to h and k may be negative or positive.

Exhibit F
CLAIM AGREEMENT

See attached.

EXECUTION VERSION

CLAIM AGREEMENT

THIS CLAIM AGREEMENT (this “Agreement”) is dated as of April 28, 2016, and made by Weyerhaeuser NR Company, a Washington corporation (“WNR Company”), in favor of the applicable Holder from time to time (the “Holder”) under the Amended and Restated Installment Note dated as of December 16, 2013 (as amended by that certain Assumption and Amendment Agreement dated as of April 28, 2016 and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Installment Note”), and assumed by Weyerhaeuser Company, a Washington corporation (the “Company”), as Successor Borrower to Plum Creek Timberlands, L.P. (the “Initial Borrower”).

RECITALS

A.    WNR Company is a wholly owned subsidiary of the Company. WNR Company has agreed, as between the Company and WNR Company, to assume the payment obligations in respect of certain indebtedness of the Company pursuant to that certain Assumption Agreement dated as of January 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “First Assumption Agreement”), made by WNR Company in favor of the Company, and that certain Assignment and Assumption Agreement dated as of October 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Assumption Agreement” and, together with the First Assumption Agreement and any Additional Assumption Agreement (as defined below), collectively, the “Assumption Agreements”), by and between WNR Company and the Company.

B.    It is a condition precedent to the assumption of the Installment Note by the Company and the release of the Initial Borrower from its obligations thereunder that WNR Company enter into this Agreement with the Holder.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WNR Company hereby agrees with the Holder, as follows:

1.	Definitions

(a)Unless otherwise defined herein, terms defined in the Installment Note and used herein shall have the meanings assigned to such terms in the Installment Note.

(b)The following terms shall have the following meanings:

“Additional Assumption Agreement” means any agreement entered into by WNR Company after the date hereof pursuant to which WNR Company assumes payment obligations in respect of any indebtedness of the Company.

“Assumed Debt” means any indebtedness of the Company the payment obligations in respect of which shall have been assumed by WNR Company pursuant to one or more Assumption Agreements.

“Assumed Debt Agreement” means any indenture, credit agreement, note purchase agreement or other agreement, if any, pursuant to which the Company has incurred or will incur Assumed Debt and any note, instrument, agreement or other document evidencing or governing such Assumed Debt.

“Assumed Debt Claims” has the meaning specified in Section 2(a) hereof.

“Assumed Debt Party” means any Person to which Assumed Debt is owed and any trustee for, or other representative of, the holders of such Assumed Debt under any Assumed Debt Agreement.

“Installment Note Claims” has the meaning specified in Section 2(a) hereof.

“Installment Note Obligations” means the due and punctual payment by the Company of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Installment Note, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations of the Company to the Holder under the Installment Note, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Installment Note Parties” means (a) the Holder, (b) the beneficiaries of any indemnification obligation undertaken by the Company under the Installment Note and (c) the successors and assigns of each of the foregoing.

“Pro Rata Claim Amount” at any time means, in respect of the Installment Note Claim of any Installment Note Party, an amount equal to (a) the Installment Note Obligations owing to such Installment Note Party at such time, multiplied by (b) a fraction, the numerator of which is the amount of Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) owing at such time in respect of which Assumed Debt Claims exist and the denominator of which is the total amount of Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) owing at such time.

2.	Installment Note Claims

(a)WNR Company hereby agrees with the Holder that the Installment Note Parties shall have rights and claims enforceable against WNR Company for payment of all or a portion of the Installment Note Obligations to the same extent that the Assumed Debt Parties (as opposed to the Company) have rights and claims, if any, enforceable against WNR Company for payment of all or any portion of the Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) pursuant to or by reason of any Assumption Agreement (such rights and claims of the Assumed Debt Parties, the “Assumed Debt Claims”), as if WNR Company and the Company had entered into an assumption agreement in respect of the Installment Note Obligations on the same terms as such Assumption Agreement that is the subject of the Assumed Debt Claims (such rights and claims of the Installment Note Parties, the “Installment Note Claims”). It is understood and agreed that (i) if the Installment Note Parties have Installment Note Claims by reason of one or more, whether in whole or in part, but less than all, of the Assumed Debt being subject to Assumed Debt Claims, then the Installment Note Claims of any Installment Note Party shall be limited to its Pro Rata Claim Amount, and (ii) WNR Company shall be fully liable for any such Installment Note Claims subject only to the limitations expressly set forth in this Agreement. Any Installment Note Claims due and owing by WNR Company hereunder shall be payable by WNR Company to the Holder.

(b)The determination of whether any Assumed Debt Claim exists shall be based solely upon the successful assertion by the applicable Assumed Debt Parties of such Assumed Debt Claim, and the Installment Note Parties shall not be permitted to assert that an Assumed Debt Claim exists unless and until such Assumed Debt Claim is successfully asserted by the applicable Assumed Debt Parties; provided that, if any Assumed Debt Party asserts an Assumed Debt Claim, the foregoing shall not be construed to prevent the assertion that an Installment Note Claim exists if such assertion of an Assumed Debt Claim is successful.

For purposes of this Section 2(b), an Assumed Debt Claim shall be considered “successfully asserted” or shall be viewed as the subject to “successful assertion” upon the occurrence of any of the following:

(i)    an express agreement, stipulation, settlement or acknowledgment by WNR Company that (A) acknowledges liability of WNR Company directly to any Assumed Debt Party in respect of such Assumed Debt Claim or (B) provides consideration from WNR Company to any Assumed Debt Party as a result of such Assumed Debt Claim or in exchange for an agreement, stipulation, settlement or acknowledgment that such Assumed Debt Party has no, or will not assert any, Assumed Debt Claims;

(ii)    at any time after the commitments under the Installment Note shall have terminated as a result of the occurrence of an event of default thereunder and the

Installment Note Obligations shall have become due and payable, any subsequent action that has the effect of treating such Assumed Debt Claim in a manner, or results in a recovery to the holders of such Assumed Debt Claim in respect of their Assumed Debt Claim, in each case as a result of the applicable Assumed Debt Agreement, that is more favorable than the treatment of, or recovery in respect of, Installment Note Claims (unless the holders of such Installment Note Claims are offered and decline such treatment or recovery), including, but not limited to payment or grant of securities to any Assumed Debt Party or the assumption of any Assumed Debt by any third party; or

(iii)    a final adjudication by a court or arbitrator that WNR Company is liable to any Assumed Debt Party for such Assumed Debt Claim.

(c)WNR Company acknowledges and agrees that no occurrence or circumstance occurring after the date of this Agreement shall cause a reduction in WNR Company’s obligations to the Holder, under this Agreement, other than (i) termination of this Agreement pursuant to Section 7 hereof or (ii) the payment by WNR Company in cash of any Installment Note Claims due and owing by WNR Company hereunder.

3.	Obligations Absolute

WNR Company’s obligations under this Agreement shall in all respects be continuing, absolute, unconditional and irrevocable, and shall remain in full force and effect until all of the Installment Note Obligations (other than contingent expense reimbursement and indemnification obligations) have been paid in full and all commitments under the Installment Note have been terminated. WNR Company agrees that any Installment Note Claims due and owing by WNR Company hereunder will be paid strictly in accordance with the terms of this Agreement, the Installment Note and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Company or WNR Company with respect thereto. The liability of WNR Company under this Agreement shall be absolute, unconditional and irrevocable irrespective of:

(a)any change in the time, manner, or place of payment of, or in any other term of, the Installment Note Obligations, the Installment Note or any other documents related thereto or any other extension, compromise or renewal of the Installment Note Obligations;

(b)any reduction, limitation, impairment or termination of the Installment Note Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and WNR Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Installment Note Obligations;

(c)any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of Installment Note or any of the other Loan Documents;

(d)any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, securing any of the Installment Note Obligations; or

(e)any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company or WNR Company.

4.	Continued Liability

Notwithstanding the agreements by WNR Company in respect of the Installment Note Claims pursuant to Section 2(a), as between the Company and the holders of any Installment Note Obligations, the Company shall continue to be the primary obligor with respect to the Installment Note Obligations and the Company shall not be released from its obligations under the Installment Note Obligations as a result of this Agreement. In no event shall this Agreement be construed to constitute an assignment or transfer of any of the rights or obligations of the Company under the Installment Note or any other documents related thereto.

5.	Representations and Warranties

WNR Company represents, warrants and affirms for the benefit of the Installment Note Parties as follows:

(a)WNR Company is a corporation duly organized and validly existing under the laws of the State of Washington with all requisite power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under this Agreement.

(b)This Agreement constitutes a legal, valid and binding obligation of WNR Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

6.	Binding Effect, Etc.

This Agreement shall be binding upon WNR Company and its successors and assigns and shall inure to the benefit of the Installment Note Parties and their respective successors and assigns; provided, however, that (a) WNR Company may not assign any of its obligations or rights under this Agreement and (b) only the Holder may enforce the rights of the Installment Note Parties hereunder. Each of the Installment Note Parties is an intended beneficiary of the obligations of WNR Company under this Agreement and the Holder shall be entitled to commence and pursue any action or proceeding against WNR Company with respect to WNR Company’s obligations under this Agreement.

7.	Amendments; Termination

This Agreement may not be amended, supplemented, modified or terminated without the prior written consent of the Holder, acting at the direction of WNR Company and the Company; provided that this Agreement shall automatically terminate upon the payment in full of all Installment Note Obligations (other than contingent expense reimbursement and indemnification obligations) and the termination of all commitments under the Installment Note.

8.	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

9.	Severability

The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

10.	Reinstatement

This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time (i) payment, or any part thereof, of any of the Installment Note Obligations is rescinded or must otherwise be restored or returned by any Installment Note Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made or (ii) (x) Installment Note Obligations remain outstanding and (y) WNR Company enters into an Assumption Agreement in respect of Assumed Debt after this Agreement has been terminated in accordance with its terms.

11.	Headings

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

12.	No Waiver; Remedies

No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13.	Governing Law; Jurisdiction

(a)THIS AGREEMENT AND THE RIGHT AND OBLIGATIONS HEREUNDER OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND

MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST WNR COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14.	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

WEYERHAEUSER NR COMPANY

By:    __/s/ Laura B. Smith_________________
Name: Laura B. Smith
Title: Vice President and Treasurer

ACKNOWLEDGED AND AGREED TO BY:

WEYERHAEUSER COMPANY

By:    __/s/ Laura B. Smith_____________
Name: Laura B. Smith
Title: Vice President and Treasurer

ACKNOWLEDGED AND AGREED TO BY:

MEADWESTVACO TIMBER NOTE HOLDING COMPANY II, LLC,
as Initial Holder

By:    __/s/ John Stakel________________
Name: John Stakel
Title: SVP & Treasurer